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                                                                      EXHIBIT 99

PRESS RELEASE
Available for immediate publication
July 1, 1996
Contact:  Jolinda Thompson


                  CAPITAL CORP OF THE WEST COMPLETES ACQUISITION OF
                          TOWN & COUNTRY FINANCE AND THRIFT

         Capital Corp of the West (traded on NASDAQ as CCOW) announced today that it has completed the acquisition of Town & Country Finance and Thrift effective June 28, 1996. Total assets of the combined entity as of May 31, 1996 equaled $238 million. The transaction is valued at $5.6 million which represents approximately 158% of Town & Country book value as of May 31, 1996.

         The terms of the agreement provide the shareholders of Town & Country $33.05 for each share of Town & Country stock in a combination of cash and stock of Capital Corp as of June 28, 1996. The cash consideration will range from $1.6 million to $1.8 million based upon the election of the shareholders of Town & Country. The purchase will be accounted for under the purchase method of accounting and the stock portion of the deal will be a tax-free exchange for the shareholders of Town & Country. The shares issued in the transaction will be issued at a value of $14.05 per share.

         Town & Country will become a wholly owned subsidiary of Capital Corp and will continue to operate under its current president, Mr. Dale D. Pinkney and continue to offer its existing products and services. Town & Country is a licensed California thrift and loan company which specializes in consumer lending and contract financing. It currently has three offices in Turlock, Modesto and Visalia and will be opening its fourth office in Fresno in mid-July. As of May 31, 1996, Town & Country's total assets were $27 million and shareholder's equity totaled $3.5 million or $20.87 per share.

         Capital Corp of the West is a bank holding company which was established November 1, 1995. It is the parent company to: County Bank, Merced County's only locally owned and independently managed bank, and Capital West Group, a newly formed financial and management consulting subsidiary. Currently, the Bank has seven branch offices to serve the communities of Merced, Stanislaus and Tuolomne counties as well as a loan production office in Modesto. Total assets of Capital Corp were $211.8 million as of May 31, 1996 and shareholders equity totaled $15.5 million or $11.46 per share. For further information about the Company's financial performance, contact Tom Hawker, President and Chief Executive Officer, or Janey Boyce, Chief Financial Officer, at 209-725-2200.

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1160 West Olive Avenue     -     Suite A     -     Merced, California 95348
                   -   (209) 725-2200     -     Fax (209) 725-4550


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